EXHIBIT 99.1

Cleco Corporation reports 2014 third quarter earnings of $1.17 per diluted share

•	Third quarter earnings up $0.08 per diluted share over prior year

◦	Reached favorable multi-year settlement with taxing authorities

◦	Benefited from wholesale customer summer demand

•	Agreed to be acquired by North American-based investor group

•	Issues initial 2015 operational earnings guidance of $2.28 to $2.38 per diluted share

PINEVILLE, La., Oct. 28, 2014 - Cleco Corporation (NYSE: CNL) reported 2014 third quarter earnings of $70.8 million, or $1.17 per diluted share, up from $66.4 million, or $1.09 per diluted share recorded in the third quarter of 2013.

“We produced solid earnings for the third quarter through our first summer season of serving our newest wholesale customer and by reaching a favorable multi-year settlement with taxing authorities, which helped to offset the impact of the customer refund associated with our new formula rate plan extension that began in July,” said Bruce Williamson, chairman, president and CEO of Cleco Corporation.

“Last week, we announced that Cleco has agreed to be acquired for $55.37 per share by a group of long-term infrastructure investors led by Macquarie Infrastructure and Real Assets and British Columbia Investment Management Corporation, along with John Hancock Financial and other infrastructure investors,” said Williamson. “By partnering with this group of investors, we are able to provide a premium valuation to our public shareholders, while continuing to provide safe and reliable service to our customers. Operating as an independent, Louisiana-based company with no change to our operating locations, we expect this transition to be seamless for our customers, employees and the communities we serve.

“Following the formula rate plan extension earlier this year, we anticipate our full-year 2015 operational earnings to be in the range of $2.28 to $2.38 per diluted share,” said Williamson. “This range reflects a full year of operation under the new rate plan. Next year will be a transitional year for Cleco as we move to private ownership and plan for the next cycle of utility growth in the region.”

2015 operational earnings guidance:
Cleco is initiating 2015 consolidated operational earnings guidance in the range of $2.28 to $2.38 per diluted share. The 2015 earnings guidance is based on normal weather, reflects the new formula rate plan extension, which began on July 1, 2014, and excludes adjustments related to life insurance policies and merger transaction costs. The effective tax rate assumed in the 2015 guidance is approximately 36 percent.
Cleco will continue to operate with a business as usual approach. Prior to closing, Cleco’s ability to make investments, including share buybacks and tax-based investments, without the consent of the investor group is generally limited to the ordinary course of business.
Capital expenditure forecast:
The preliminary capital spending plan for 2015 is approximately $157 million. Of that amount, approximately $23 million is related to transmission projects. Between 2016 and 2019, Cleco plans to spend about $733 million, of which $132 million is related to transmission projects.

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Cleco Corporation

Management to meet with investors:
Members of Cleco's executive management team will be in the Northeast, Midwest and West Coast areas during the week of Nov. 3, 2014. Management will attend the EEI Financial Conference Nov. 11-13, 2014, in Dallas, Texas. To schedule a meeting, please contact Cleco’s investor relations team.

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures

	Diluted Earnings Per Share
	For the three months ended Sept. 30		For the nine months ended Sept. 30
Subsidiary	2014	2013	2014	2013
Cleco Power LLC	$1.08	$1.04	$2.04	$2.03
Corporate and Other	0.09	0.05	0.12	0.10
Operational diluted earnings per share (Non-GAAP)	1.17	1.09	2.16	2.13
Adjustments[1]	—	—	0.04	0.10
Diluted earnings per share applicable to common stock	$1.17	$1.09	$2.20	$2.23

1 Refer to “Operational Earnings Adjustments” in this news release

Quarter-Over-Quarter Operational Diluted Earnings Per Share Reconciliation:

$1.09	2013 third-quarter operational diluted earnings per share

(0.04)	Non-fuel revenue
(0.02)	Other expenses, net
0.05	Interest charges
(0.01)	AFUDC (allowance for funds used during construction)
0.06	Income taxes
$0.04	Cleco Power results

0.04	Corporate and Other results

$1.17	2014 third-quarter operational diluted earnings per share

—	Adjustments[1]

$1.17	2014 third-quarter reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Non-fuel revenue decreased earnings by $0.04 per share compared to the third quarter of 2013 primarily due to $0.12 per share related to lower retail customer sales from lower usage and milder summer weather and $0.09 per share related to adjustments to Cleco Power’s formula rate plan. These amounts were partially offset by $0.10 per share of higher wholesale customer sales, $0.05 per share of higher unbilled revenue, and $0.02 per share related to the absence of customer refunds for construction financing costs related to Madison Unit 3.

•
Other expenses, net, decreased earnings by $0.02 per share compared to the third quarter of 2013 largely due to $0.05 per share of higher operations and maintenance expense largely related to the transfer of Coughlin to Cleco Power and $0.03 per share of higher non-recoverable fuel and other miscellaneous expenses. These amounts were partially offset by $0.04 per share of lower taxes other than income taxes and $0.02 per share of lower depreciation and amortization expense.

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Cleco Corporation

•	Interest charges increased earnings by $0.05 per share compared to the third quarter of 2013 primarily due to favorable settlements with taxing authorities.

•
AFUDC decreased earnings by $0.01 per share compared to the third quarter of 2013 primarily due to lower costs related to the Mercury and Air Toxics Standards (MATS) project and other miscellaneous projects.

•
Income taxes increased earnings by $0.06 per share compared to the third quarter of 2013 primarily due to $0.04 per share for favorable settlements with taxing authorities and $0.02 per share for the adjustment to record tax expense at the projected annual effective tax rate.

Corporate and Other

•
Corporate and other results increased earnings by $0.04 per share compared to the third quarter of 2013 primarily due to $0.12 per share related to favorable settlements with taxing authorities, partially offset by $0.04 per share for the adjustment to record tax expense at the consolidated projected annual effective tax rate and $0.04 per share of lower net tolling revenue and expenses, which was the result of the transfer of Coughlin to Cleco Power.

Year-Over-Year Operational Diluted Earnings Per Share Reconciliation:

$2.13	Nine months ended Sept. 30, 2013, operational diluted earnings per share

0.43	Non-fuel revenue
(0.23)	Rate refund
(0.32)	Other expenses, net
0.06	Interest charges
0.02	AFUDC
0.05	Income taxes
$0.01	Cleco Power results

0.02	Corporate and Other results

$2.16	Nine months ended Sept. 30, 2014, operational diluted earnings per share

0.04	Adjustments[1]

$2.20	Nine months ended Sept. 30, 2014, reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Non-fuel revenue increased earnings by $0.43 per share compared to the first nine months of 2013 primarily due to $0.39 per share from higher sales to a new wholesale customer, colder winter weather in the first quarter of 2014, an increase in unbilled revenue, and the absence of customer refunds for construction financing costs related to Madison Unit 3. Also contributing to this increase was $0.04 per share of higher transmission revenue, net favorable adjustments related to Cleco Power’s formula rate plan, and higher other miscellaneous revenue.

•
Rate refund decreased earnings by $0.23 per share compared to the first nine months of 2013 primarily due to provisions for refunds as a result of the formula rate plan extension approved in June 2014.

•
Other expenses, net, decreased earnings by $0.32 per share compared to the first nine months of 2013 primarily due to $0.23 per share of higher operations and maintenance expense largely related to planned generating station outage expenses and the transfer of Coughlin to Cleco Power and $0.10 per share of higher depreciation and amortization expense. These amounts were partially offset by $0.01 per share of lower net miscellaneous expenses.

•
Interest charges increased earnings by $0.06 per share compared to the first nine months of 2013 primarily due to $0.04 per share for favorable settlements with taxing authorities, $0.01 per share related to the retirement of senior notes, and $0.01 per share related to lower miscellaneous interest charges.

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Cleco Corporation

•	AFUDC increased earnings by $0.02 per share compared to the first nine months of 2013 primarily due to higher capital spend related to the MATS project and other miscellaneous projects.

•
Income taxes increased earnings by $0.05 per share compared to the first nine months of 2013 primarily due to $0.04 per share for favorable settlements with taxing authorities and $0.02 per share for the adjustment to record tax expense at the projected annual effective tax rate, partially offset by $0.01 per share for permanent tax deductions.

Corporate and Other

•
Corporate and other results increased earnings by $0.02 per share compared to the first nine months of 2013 primarily due to $0.16 per share related to favorable settlements with taxing authorities. This amount was partially offset by $0.06 per share of lower net tolling revenue and expenses, which was the result of the transfer of Coughlin to Cleco Power, $0.06 per share related to lower tax credits, $0.01 per share for the adjustment to record tax expense at the consolidated projected annual effective tax rate, and $0.01 per share of higher miscellaneous expenses.

For a discussion of other transactions affecting Corporate and Other results, please refer to “Operational Earnings Adjustments” below.

Operational Earnings Adjustments:

Cleco’s management uses operational diluted earnings per share, which is a non-GAAP measure, to evaluate the operations of Cleco and establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare Cleco’s operational financial performance over the periods presented. Operational earnings and operational diluted earnings as presented here may not be comparable to similarly titled measures used by other companies. Operational earnings and operational diluted earnings per share should not be considered alternatives to, or more meaningful than, net income, cash flows from operating activities, or any other measure presented in accordance with GAAP. The following table provides a reconciliation of operational diluted earnings per share to reported GAAP diluted earnings per share.

Reconciliation of Operational Diluted Earnings Per Share to Reported GAAP Diluted Earnings Per Share

	Diluted Earnings Per Share
	For the three months ended Sept. 30		For the nine months ended Sept. 30
	2014	2013	2014	2013
Operational diluted earnings per share	$1.17	$1.09	$2.16	$2.13
Life insurance policies	—	0.01	0.03	0.03
Tax levelization	—	(0.01)	—	—
Acadia Unit 2 indemnifications	—	—	0.01	0.07
Reported GAAP diluted earnings per share applicable to common stock	$1.17	$1.09	$2.20	$2.23

Reconciling adjustments from operational diluted earnings per share to GAAP diluted earnings per share are as follows:

Life Insurance Policies

Cleco has life insurance policies covering certain members of management. These policies have a cash surrender value component that is carried as an asset and adjusted due to market changes, premium payments, or policy redemptions. Cleco is unable to predict market changes and cash surrender value amounts of these policies, and management does not consider these adjustments to be a component of operational earnings.

Tax Levelization

GAAP requires companies to apply an effective tax rate to interim periods that is consistent with the company’s estimated annual effective tax rate. As a result, on a quarterly basis, Cleco projects the annual effective tax rate

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Cleco Corporation

and then adjusts the tax expense recorded in that quarter to reflect the projected annual effective tax rate. The resulting adjustment for this item had no impact for the third quarter of 2014. During the third quarter of 2013, Cleco recorded a $0.01 per share expense from the levelization of its annual tax rate to bring the actual tax rate in line with the projected annual effective tax rate. The incremental adjustment for tax levelization is not related to the current quarter's operational earnings because it reflects the effect of the change in tax rates on operational earnings for the prior quarter.

Acadia Unit 2 Indemnifications

Acadia Power Partners, LLC provided limited guarantees and indemnifications to Entergy Louisiana when it acquired Acadia Unit 2 in April 2011. The indemnification liability was reduced either through expiration of the contractual life or through changes in the probability of a claim arising. During the third quarters of 2014 and 2013, the contractual expiration of the underlying indemnifications had no impact on earnings. The resulting adjustment for this item for the nine months ended September 30, 2014 and 2013, increased earnings by $0.01 and $0.07 per share, respectively.

Cleco management will discuss the company’s third-quarter 2014 results during a conference call scheduled for 8:30 a.m. Central time (9:30 a.m. Eastern time) Wednesday, October 29, 2014. The call will be webcast live on the internet. A replay will be available for 12 months. Investors may access the webcast through the company’s website at www.cleco.com by selecting “Investors” and then “Q3 2014 Cleco Corporation Earnings Conference Call.”

Please note: In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances. There are many risks and uncertainties with respect to such forward-looking statements, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power’s facilities, and the impact of the global economic environment. The following factors, among others, could also cause or contribute to causing Cleco’s actual results to differ materially from the results anticipated in Cleco’s forward looking statements: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; or could otherwise cause the failure of the merger to close, including the failure to obtain shareholder approval for the proposed merger; (ii) the failure to obtain regulatory approvals required for the merger, or required regulatory approvals delaying the merger or causing the parties to abandon the merger; (iii) the failure to obtain any financing necessary to complete the merger; (iv) risks related to disruption of management’s attention from Cleco’s ongoing business operations due to the transaction; (v) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against Cleco and others relating to the merger agreement; (vi) the risk that the pendency of the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the proposed merger; (vii) the fact that actual or expected credit ratings of Cleco or any of its affiliates, or otherwise relating to the merger, may be different from what the parties expect; (viii) the effect of the announcement of the proposed merger on Cleco’s relationships with its customers, operating results and business generally; (ix) the amount of the costs, fees, expenses and charges related to the proposed merger; (x) the receipt of an unsolicited offer from another party to acquire assets or capital stock of Cleco that could interfere with the proposed merger; (xi) future regulatory or legislative actions that could adversely affect Cleco; and (xii) other economic, business and/or competitive factors. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Cleco. Therefore, forward-looking statements are not guarantees or assurances of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on any forward-looking statements.

Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in Cleco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 25, 2014, under the headings Part I, Item 1A, “Risk Factors” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in subsequently filed Forms 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to Cleco or persons acting on its behalf are expressly qualified in their entirety by the factors identified above. The forward-looking statements represent Cleco’s views as of the date on which such statements were made and Cleco undertakes no obligation to update any forward-looking statements, whether as a result of changes in actual results, change in assumptions, or other factors affecting such statements.

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Cleco Corporation

About Cleco

Cleco Corporation is a public utility holding company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which is engaged principally in the generation, transmission, distribution and sale of electricity primarily in Louisiana. Cleco Power owns 11 generating units with a total nameplate capacity of 3,340 megawatts. Cleco Power serves approximately 284,000 customers in Louisiana through its retail business and supplies wholesale power in Louisiana and Mississippi. For more information about Cleco, visit www.cleco.com.

Analyst Contact:
Tom Miller
tom.miller@cleco.com
(318) 484-7642

Media Contact:
Robbyn Cooper
robbyn.cooper@cleco.com
(318) 484-7136

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Cleco Corporation

	For the three months ended Sept. 30
(Unaudited)	(million kWh)			(thousands)
	2014	2013	Change	2014	2013	Change
Electric Sales
Residential	1,156	1,198	(3.5)%	$90,636	$100,636	(9.9)%
Commercial	782	793	(1.4)%	47,768	52,678	(9.3)%
Industrial	600	592	1.4%	21,912	23,875	(8.2)%
Other retail	34	35	(2.9)%	2,553	2,799	(8.8)%
Surcharge	—	—	—	5,349	8,205	(34.8)%
Other	—	—	—	—	(1,563)	100.0%
Total retail	2,572	2,618	(1.8)%	168,218	186,630	(9.9)%
Sales for resale	1,179	643	83.4%	23,929	13,657	75.2%
Unbilled	116	(45)	357.8%	2,049	(2,382)	186.0%
Total retail and wholesale customer sales	3,867	3,216	20.2%	$194,196	$197,905	(1.9)%

	For the nine months ended Sept. 30
(Unaudited)	(million kWh)			(thousands)
	2014	2013	Change	2014	2013	Change
Electric Sales
Residential	2,970	2,839	4.6%	$231,534	$227,151	1.9%
Commercial	2,041	2,007	1.7%	142,630	141,406	0.9%
Industrial	1,692	1,723	(1.8)%	64,842	67,061	(3.3)%
Other retail	99	100	(1.0)%	7,777	7,860	(1.1)%
Surcharge	—	—	—	10,629	12,496	(14.9)%
Other	—	—	—	—	(4,694)	100.0%
Total retail	6,802	6,669	2.0%	457,412	451,280	1.4%
Sales for resale	2,422	1,583	53.0%	59,197	39,234	50.9%
Unbilled	369	107	244.9%	18,999	5,624	237.8%
Total retail and wholesale customer sales	9,593	8,359	14.8%	$535,608	$496,138	8.0%

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the three months ended Sept. 30	2014	2013
Operating revenue
Electric operations	$352,763	$314,766
Other operations	19,497	14,843
Gross operating revenue	372,260	329,609
Electric customer credits	(874)	(846)
Operating revenue, net	371,386	328,763
Operating expenses
Fuel used for electric generation	104,463	101,752
Power purchased for utility customers	63,024	5,999
Other operations	30,992	30,057
Maintenance	20,558	20,427
Depreciation	37,834	41,756
Taxes other than income taxes	7,273	12,007
Gain on sale of assets	—	(29)
Total operating expenses	264,144	211,969
Operating income	107,242	116,794
Interest income	416	332
Allowance for equity funds used during construction	631	1,303
Other income	848	2,837
Other expense	(685)	(1,456)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	13,375	19,436
Allowance for borrowed funds used during construction	(200)	(422)
Total interest charges	13,175	19,014
Income before income taxes	95,277	100,796
Federal and state income tax expense	24,442	34,389
Net income applicable to common stock	$70,835	$66,407

Average number of basic common shares outstanding	60,372,569	60,450,384
Average number of diluted common shares outstanding	60,689,596	60,748,647
Basic earnings per share
Net income applicable to common stock	$1.17	$1.10
Diluted earnings per share
Net income applicable to common stock	$1.17	$1.09
Dividends declared per share of common stock	$0.4000	$0.3625

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the nine months ended Sept. 30	2014	2013
Operating revenue
Electric operations	$939,519	$796,957
Other operations	48,878	37,917
Gross operating revenue	988,397	834,874
Electric customer credits	(23,555)	(1,270)
Operating revenue, net	964,842	833,604
Operating expenses
Fuel used for electric generation	220,206	259,728
Power purchased for utility customers	197,141	24,795
Other operations	87,074	88,420
Maintenance	79,173	64,372
Depreciation	117,145	110,529
Taxes other than income taxes	32,946	34,926
(Gain) loss on sale of assets	(145)	817
Total operating expenses	733,540	583,587
Operating income	231,302	250,017
Interest income	1,369	789
Allowance for equity funds used during construction	4,291	2,880
Other income	4,314	12,282
Other expense	(1,727)	(2,146)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	54,767	62,284
Allowance for borrowed funds used during construction	(1,259)	(926)
Total interest charges	53,508	61,358
Income before income taxes	186,041	202,464
Federal and state income tax expense	52,649	66,892
Net income applicable to common stock	$133,392	$135,572

Average number of basic common shares outstanding	60,410,122	60,428,944
Average number of diluted common shares outstanding	60,711,543	60,694,632
Basic earnings per share
Net income applicable to common stock	$2.21	$2.25
Diluted earnings per share
Net income applicable to common stock	$2.20	$2.23
Dividends declared per share of common stock	$1.1625	$1.0625

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Thousands) (Unaudited)
	At Sept. 30, 2014	At Dec. 31, 2013
Assets
Current assets
Cash and cash equivalents	$11,210	$28,656
Accounts receivable, net	104,624	97,548
Other current assets	364,252	347,378
Total current assets	480,086	473,582
Property, plant and equipment, net	3,144,243	3,083,140
Equity investment in investees	14,540	14,540
Prepayments, deferred charges and other	617,445	644,000
Total assets	$4,256,314	$4,215,262
Liabilities
Current liabilities
Long-term debt due within one year	$18,236	$17,182
Accounts payable	120,675	110,544
Other current liabilities	128,477	115,747
Total current liabilities	267,388	243,473
Long-term liabilities and deferred credits	1,029,877	1,070,092
Long-term debt, net	1,320,178	1,315,500
Total liabilities	2,617,443	2,629,065
Shareholders’ equity
Common shareholders’ equity	1,662,988	1,612,073
Accumulated other comprehensive loss	(24,117)	(25,876)
Total shareholders’ equity	1,638,871	1,586,197
Total liabilities and shareholders’ equity	$4,256,314	$4,215,262

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